Exhibit 10.32

Exhibit 10.32

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 7, 2022, by and between Party City Holdco Inc., a Delaware corporation, (“Holdco”) and Party City Holdings Inc., a Delaware corporation (“Holdings”) (collectively, the “Company”), a Delaware corporation, and Sean Thompson (the “Executive”) and effective as of the date hereof (the “Effective Date”).

WHEREAS, the Executive previously served the Company as Chief Merchandising Officer pursuant to an Employment Agreement, effective November 4, 2019 (the “Initial Agreement”); and

WHEREAS, the Executive continued to serve the Company as Chief Merchandising Officer pursuant to an Amended and Restated Employment Agreement, effective November 4, 2020 (the “Amended Agreement”); and

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions under which the Executive will be employed as President and Chief Commercial Officer of Holdco and Holdings, effective as of the Effective Date.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.
Employment Period. The Company shall employ the Executive, and the Executive agrees to, and shall, serve the Company, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on November 3, 2025, unless sooner terminated as set forth hereinafter (the “Employment Period”).
2.
Position and Duties.
(a)
During the Employment Period, the Executive shall serve as President and Chief Commercial Officer of Holdco and of Holdings with such duties and responsibilities as are assigned to him by the Board of Directors (the “Board”) of Party City Holdco Inc. (“Holdco”) and the Chief Executive Officer of Holdco (the “CEO”) consistent with his position as President and Chief Commercial Officer, including, as the Board or the CEO may request, without additional compensation, to serve as an officer or director of certain of the subsidiaries and other affiliates of Holdco and/or the Company. During the Employment Period,

Exhibit 10.32

the Executive shall report to the CEO (or, if the CEO position is vacant, then to the executive appointed responsibility over Holdco on an interim basis).
(b)
During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to carry out the responsibilities assigned to the Executive faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) serve on the board of directors of other companies, so long as the Board approves such appointments (such approval not to be unreasonably withheld), or (iv) manage personal investments, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with the Company, Holdco or any of their respective subsidiaries and affiliates and do not interfere with the performance of the Executive’s responsibilities as an employee of the Company or Holdco in accordance with this Agreement.
3.
Compensation and Expense Reimbursements.
(a)
Base Salary. Beginning with the commencement of the next full payment period from and after the Effective Date, the Executive shall receive from the Company a base salary of $685,000.00 (per full fiscal year or otherwise on a pro rata basis), and as such amount may be otherwise increased from time to time, in the sole discretion of the Board or the Compensation Committee of the Board (the “Committee”), the “Annual Base Salary”), payable in regular intervals in accordance with the Company’s customary payroll practices in effect during the Employment Period.
(b)
Annual Bonus.
(i)
In addition to the Annual Base Salary, during the Employment Period, the Executive shall be eligible to receive annual bonus compensation (the “Annual Bonus”) consistent with the Company’s bonus plan for key executives as in effect from time to time (the “Bonus Plan”).
(ii)
The Annual Bonus (including any pro rata portion thereof, to the extent payable pursuant to Section 5 of this Agreement), if any, shall be paid no later than two and one-half months following the end of the calendar year to which such Annual Bonus corresponds.

Exhibit 10.32

(iii)
For purposes of calculating the Annual Bonus applicable to the 2022 fiscal year, the target amount of the Annual Bonus shall be a pro rata amount equal to:
(A)
eighty per cent (80%) of the Annual Base Salary for the period January 1, 2022 through November 6, 2022, plus
(B)
ninety per cent (90%) of the Annual Base Salary for the period commencing on the Effective Date through December 31, 2022.
(iv)
For purposes of calculating the Annual Bonus applicable to the 2023 fiscal year (and also to fiscal years during the Employment Period from and after 2023), the target amount of the Annual Bonus shall be ninety percent (90%) of the Annual Base Salary.
(v)
The target amounts as set forth in Sections 2(b)(iii) and (iv) are referred to herein as the “Target Bonus Amount”, as applicable, it being understood that the actual amount of the Annual Bonus, if any, to be determined by the Board or the Committee in accordance with the Bonus Plan.
(vi)
Except as otherwise provided in Section 5(a) (Death or Permanent Disability) or Section 5(d) (Change in Control Termination) of this Agreement, eligibility for the Annual Bonus shall require Executive’s employment during the full fiscal year for which such Annual Bonus corresponds and through the applicable payout date. For the fiscal year in which the Effective Date occurs, the Executive will receive an Annual Bonus, if any, calculated and weighted based on weeks worked at his annual base salary pre- and post-Effective Date and his target annual bonus amount (as a percentage of annual base salary) pre- and post-Effective Date.

(a)
Other Benefits; Car Allowance. During the Employment Period: (i) the Executive shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and shall be entitled to paid vacation, to the same extent and on the same terms and conditions as peer executives; and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all other welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent and on the same terms and conditions as peer

Exhibit 10.32

executives. The definition of the term “peer executives” shall be determined by the Board or the Committee in good faith. During the Employment Period, the Company will pay the Executive an annual car allowance equal to $8,100, which will be paid in equal bi-weekly installments.
(b)
Incentive Equity Grants. During the Employment Term, at the discretion of the Board or the Committee, the Executive shall be eligible to receive incentive equity grants under Holdco’s equity compensation program for senior executives, subject to the terms of such program as in effect from time to time and with any grants under such program in the discretion of the Board or the Committee. It is acknowledged and agreed that the target value for such annual grant is expected to be equal to one million three hundred sixteen thousand dollars ($1,316,000.00), which value will be determined consistent with Holdco’s process for determining grants to other senior executives.
(c)
Other Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement; provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.
(d)
Indemnification. During and after the Employment Period, the Executive shall be entitled to all rights to indemnification available under the by-laws or certificate of incorporation of Holdco and the Company, or to which he may otherwise be entitled, through the Company, Holdco and/or any of their respective subsidiaries and affiliates, in accordance with their respective terms.
4.
Termination of Employment.
(a)
Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Permanent Disability during the Employment Period. “Permanent Disability” means that the Executive (i) is unable to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or (iii) has been determined to be totally disabled by the Social Security Administration. A termination of the Executive’s employment by the

Exhibit 10.32

Company for Permanent Disability shall be communicated to the Executive by written notice and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties in accordance with the provisions of Section 2 before such 30th day. In the event of a dispute as to whether the Executive has suffered a Permanent Disability, the final determination shall be made by a licensed physician selected by the Board and acceptable to the Executive in the Executive’s reasonable judgment.
(b)
Other than Death or Disability. The Company may terminate the Executive’s employment at any time during the Employment Period with or without Cause upon notice to the Executive.
(c)
Good Reason. The Executive may terminate his employment at any time during the Employment Period for Good Reason, upon prior written notice to the Company setting forth in reasonable detail the nature of such Good Reason, as set forth below. For purposes of this Agreement, “Good Reason” is defined as any one or more of the following: any attempt to relocate the Executive to a work location that is more than 100 miles from the Company’s offices in Woodcliff Lake, New Jersey; any material diminution in the nature or scope of the Executive’s responsibilities or duties as defined under this Agreement (provided that a change in reporting relationships resulting from the direct or indirect control of the Company or Holdco (or a successor corporation) by another corporation or other person(s) shall not be deemed to constitute “Good Reason”); any material breach by the Company or any affiliate of the Company of any provision of this Agreement or any other written agreement with the Executive; or any material failure of the Company to provide the Executive with at least the Annual Base Salary and/or any other compensation or benefits in accordance with the terms of Section 3 hereof, other than an inadvertent failure which is cured within ten (10) business days following written notice from the Executive specifying in reasonable detail the nature of such failure. Notwithstanding the foregoing, the appointment of an interim President and/or Chief Commercial Officer of the Company during and for any period of the Executive’s disability (which may potentially result in a Permanent Disability) will not be considered “Good Reason” (so long as the Executive continues to be compensated pursuant to the terms of this Agreement), until the occurrence of a Permanent Disability as defined in Section 4(a). The Executive’s employment will only be deemed to have been terminated for Good Reason if he gives written notice to the Company setting forth in reasonable detail the nature of such Good Reason, the Company is provided an opportunity to cure such Good Reason event (which cure period shall not be less than fifteen (15) days) and the Executive terminates employment within sixty (60) days of the date of the later of the first occurrence and the Executive’s knowledge of the circumstances giving rise to Good Reason (to the extent the Company has not previously cured the circumstances giving rise to Good Reason).

Exhibit 10.32

(d)
Change in Control. If there occurs a “Change in Control” (as hereinafter defined) during the Employment Period and the Executive is not offered employment on substantially similar terms by Holdco or one of its continuing affiliates immediately thereafter, then, for all purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated by the Company in a manner qualifying as a “Change in Control Termination” effective as of the date of such Change in Control; provided, however, that neither the Company nor Holdco shall have any obligation to the Executive under this Section 4 if the Executive is hired or offered employment on substantially similar terms by the purchaser of the stock or assets of Holdco or the Company, if the Executive’s employment hereunder is continued by Holdco or one of its continuing affiliates, or if the Executive does not actually terminate employment. Further, if the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either case, within six (6) months prior to or twenty-four (24) months following the consummation of such Change in Control (the “Change in Control Protection Period”), the Executive shall be deemed to have had a Change in Control Termination. As used herein, a “Change in Control” shall be deemed to have occurred solely upon the occurrence of any of the following events:
(i)
a change in the ownership of Holdco within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) as in effect on the date hereof; or
(ii)
a change in the ownership of all or substantially all of Holdco’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii) as in effect on the date hereof.

(e) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by the Company, or by the Executive, is effective, as the case may be, including by reason of the expiration of the Employment Period.

5.
Obligations of the Company Upon Termination.
(a)
By the Company Upon the Executive’s Death or Permanent Disability. If the Executive dies during the Employment Period or the Company terminates the Executive’s employment due to the Executive’s Permanent Disability, the Company shall pay the Executive or his legal representative:
(iii)
the Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall equal the sum of (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet

Exhibit 10.32

been paid; and (2) any unreimbursed expenses incurred prior to the Date of Termination; and
(iv)
a pro-rata Annual Bonus for the year in which the Executive’s employment terminates based on actual performance in the year of termination, which pro-ration shall reflect the number of days the Executive was employed by the Company in the applicable year prior to the Date of Termination.

The Accrued Obligations shall be paid in cash within thirty (30) days of the Date of Termination. The Annual Bonus, if earned, shall be pro-rated as described above and otherwise calculated and paid in accordance with Section 3(b)). Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to any payment pursuant to Section 5(a)(ii) unless the Executive (or the Executive’s beneficiary previously designated in writing to the Company or, if no such beneficiary has been so designated, the Executive’s estate or representative, as applicable) shall have, at the written request of the Company or Holdco, executed a release of any and all legal claims substantially in the form attached hereto as Exhibit A (which form may be modified by the Company to the extent necessary to reflect execution by a person other than the Executive and to include restrictive covenants that are consistent with those set forth herein) (the “Release”) no later than twenty-one (21) days (or, if so instructed by the Company, forty-five (45) days) following the Date of Termination and shall not have revoked the Release in accordance with its terms. The Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.

(b)
By the Company for Cause. If the Executive’s employment is terminated by the Company for “Cause” (as hereinafter defined), then the Executive shall be entitled to only the payment of the Accrued Obligations, which shall be paid to the Executive in cash in a lump sum within thirty (30) days of the Date of Termination and neither the Company nor Holdco shall have any further obligation under this Agreement, except as expressly provided herein. For the avoidance of doubt, if the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns at a time when the Executive’s acts or omissions constituted grounds to terminate the Executive’s employment for Cause without regard to applicable cure rights, any Sign-On Equity that is outstanding as of the Date of Termination, whether or not then vested, shall be forfeited automatically without consideration. For purposes of this Agreement, “Cause” shall mean (1) conviction of the Executive by a court of competent jurisdiction of a felony (excluding felonies under any state or local vehicle and traffic code); (2) any act of intentional fraud in connection with his duties under this Agreement; (3) any act of gross negligence or willful misconduct with respect to the Executive’s duties and/or performance under this Agreement and (4) any act of willful disobedience in violation of specific reasonable directions of the Board or either of the CEOs consistent with the Executive’s duties and responsibilities; provided, in the case

Exhibit 10.32

of clause (3) or (4), that the Executive has not cured the circumstances giving rise to “Cause” within fifteen (15) days of the date the Company gives notice to the Executive of its intent to terminate his employment on such basis.
(c)
By the Company for any reason other than Cause or by the Executive for Good Reason. If the Executive’s employment is terminated during the Employment Period (i) by the Company other than for Cause, death or Permanent Disability or (ii) by the Executive for Good Reason, in each case, except if such termination is a Change in Control Termination, (A) the Company shall pay to the Executive the Accrued Obligations, paid in cash within thirty (30) days of the Date of Termination; (B) the Company shall pay to the Executive a severance payment (the “Severance Payment”), in an amount equal to one (1.0) times the Executive’s then current Annual Base Salary and (C) with respect to any portion of the Sign-On Equity that remains outstanding as of the Date of Termination (I) the time-based restricted stock units will accelerate vesting by twelve (12) months, and (II) the performance-based restricted stock units will remain outstanding for twelve (12) months following the Date of Termination and eligible to vest, to the extent it would otherwise vest had the Executive’s employment continued during that period, based on actual Company performance. Any portion of the Sign-On Equity that does not vest after application of the preceding sentence shall be immediately forfeited without payment due thereon. The Severance Payment shall be payable in cash in the form of salary continuation over the twelve (12) months following the Date of Termination, with the first payment(s) being payable in arrears on the date that is sixty (60) days following the Date of Termination. Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to any payment or benefit pursuant to clauses (B), or (C) of this Section 5(c) unless the Executive shall have executed the Release not later than twenty-one (21) days (or, if so instructed by the Company, forty-five (45) days) following the Date of Termination and shall not have revoked the Release in accordance with its terms. The Company shall provide the final Release promptly in connection with any termination of the Executive’s employment hereunder.
(d)
Change in Control Termination. Notwithstanding anything to the contrary set forth herein, in the event of a Change in Control Termination:
(v)
the Company shall pay to the Executive the Accrued Obligations;
(vi)
the Company shall pay to the Executive:
(A)
an amount equal to two (2.0) times the sum of (1) Executive’s then current Annual Base Salary and (2) then current Target Bonus Amount,

Exhibit 10.32

(B)
an amount equal to a pro rata Annual Bonus for the year of termination, calculated and paid in accordance with Section 3(b), which pro-ration shall reflect the number of days the Executive was employed by the Company in the applicable year prior to the Date of Termination, and
(C)
provided that the Executive timely elects to continue his coverage in the Company’s group health plan under the federal law known as “COBRA”, a monthly amount equal to that portion of the monthly health premiums for such coverage paid by the Company on behalf of the Executive prior to the date of the Change in Control Termination until the date that is twenty-four (24) months following the date of the Change in Control Termination (the “Health Continuation Benefits”);
(vii)
with respect to the Sign-On Equity, (i) the time-based restricted stock units will fully accelerate as of the Date of Termination, and (ii) the performance-based restricted stock units shall be treated as earned at target levels (assuming the performance period had not yet ended) and shall vest on a pro rata basis based on the elapsed portion of the performance period prior to the Date of Termination; and
(viii)
any stock options, restricted stock, restricted stock units, performance stock units or similar awards (or any awards or rights issued in exchange for such grants in connection with a Change in Control or otherwise) (other than the Sign-On Equity), shall be treated as follows: (A) such awards or rights that vest solely based on the Executive’s continued service over time shall immediately become fully vested as of the date of the Change in Control Termination and (B) such awards or rights that vest upon the occurrence of specified performance metrics, shall be treated as earned and vest as follows: (1) if the full performance period has elapsed as of the date of the Change in Control Termination, such awards and rights shall be earned based on actual achievement of the applicable performance goals, as provided in the applicable award agreement and shall immediately become vested without pro-ration and (2) otherwise, such awards and rights shall be earned based on assumed achievement of the applicable performance goals at 100% of the performance target, as provided in the applicable award agreement, and shall immediately vest as to a prorated portion of each such award or right based on the number of days of the Executive’s actual employment or other service with the Company prior to the Change in Control Termination during the applicable full performance period; provided, that, if the Executive does not experience a Change in Control Termination prior to the end of the applicable original performance period, such awards and rights shall be earned based on

Exhibit 10.32

assumed achievement of the applicable performance goals at 100% of the performance target, as provided in the applicable award agreement, and shall be eligible to vest as of the last day of the applicable original performance period without pro-ration, subject to the terms of the applicable award agreement. Any stock options, restricted stock, restricted stock units, performance stock units or similar awards (or any awards or rights issued in exchange for such grants in connection with a Change in Control or otherwise) that do not vest after application of the preceding sentence or clause (iii) hereof shall be immediately forfeited without payment due thereon.

Notwithstanding the foregoing, in the event that the Health Continuation Benefits would subject the Executive or the Company to any tax or penalty under the ACA or Section 105(h) of the Code (as defined below), or applicable subsequent regulations, guidance or successor statutes, the Executive and the Company agree to work together in good faith to restructure the Health Continuation Benefits in a manner that avoids such adverse consequences. All amounts payable hereunder (except the pro rata Annual Bonus, which is payable in accordance with Section 3(b), the Accrued Obligations, which shall be calculated and paid in a lump sum in cash within thirty (30) days of the date of the Change in Control Termination and the Health Continuation Benefits, which shall be paid as described above in this Section 5(d)) shall be paid in cash in a lump sum on the date that is the later of sixty (60) days following the date of the Change in Control Termination or sixty (60) days following the consummation of the Change in Control (except that, if the Change in Control Termination occurs due to a qualifying termination within six (6) months prior to a Change in Control, such payment will be made over the twenty-four (24) months following the Date of Termination, with the first payment(s) being payable in arrears on the date that is sixty (60) days following the Date of Termination). Notwithstanding anything to the contrary set forth herein, the Executive shall not be entitled to any payment or benefit pursuant to clauses (ii) or (iii) of this Section 5(d) unless the Executive shall have, at the written request of the Company or Holdco, executed the Release no later than twenty-one (21) days (or, if so instructed by the Company, forty-five (45) days) following the date of the Change in Control Termination and shall not have revoked such release in accordance with its terms.

(e)
By the Executive other than for Good Reason. If during the Employment Period the Executive terminates his employment with the Company other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination and neither the Company nor Holdco shall have any further obligation under this Agreement except as expressly provided herein.
(f)
Expiration of the Term. Unless otherwise terminated pursuant to any of the foregoing clauses of this Section 5, the Executive’s employment hereunder will

Exhibit 10.32

automatically terminate at the expiration of the Employment Period and the Company shall pay to the Executive the Accrued Obligations; provided, however, that if the Company allows the Executive’s employment to terminate due to an expiration of the Employment Period occurring during the Change in Control Protection Period, the Executive will be deemed to have had a Change in Control Termination and will be entitled to the payments and benefits described in Section 5(d) above and shall not otherwise receive payment under this Section 5(f). The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. Upon expiration of the Employment Period, no Severance Payment will be due and no further Restriction Period shall apply.
6.
Section 409A. The parties intend for the compensation provided under this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations thereunder, “Section 409A”). Notwithstanding the foregoing, in no event shall the Company, Holdco or any of their respective affiliates have any liability to the Executive or to any other person claiming rights under this Agreement relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the provisions of Section 409A.
(a)
Definitions. For purposes of this Agreement, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by Holdco to be a specified employee under Treasury regulation Section 1.409A-1(i).
(b)
Certain Delayed Payments. If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly-traded companies upon separation from service), any such payment or benefit to which the Executive would otherwise be entitled during the six (6) month period following the Executive’s separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6) month period, or if earlier, the date of the Executive’s death.
(c)
Separate Payments. Each payment made under this Agreement shall be treated as a separate payment.
(d)
Reimbursements. Notwithstanding anything to the contrary in this Agreement, any reimbursement that constitutes or could constitute nonqualified deferred

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compensation subject to Section 409A will be subject to the following additional requirements: (i) the expenses eligible for reimbursement will have been incurred during the term of this Agreement, (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other taxable year; (iii) reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursement will not be subject to liquidation or exchange for any other benefit. Any tax gross-up payments payable by the Company under Section 3(f)(i) shall be paid not later than the time period provided in Section 1.409A-3(v).
7.
Full Settlement. The Company’s obligations to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
8.
Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and Holdco all secret or confidential information, knowledge or data relating to the Company, Holdco or any of their affiliates and their respective businesses that the Executive obtains during the Executive’s employment by the Company and Holdco (whether before, during or after the Employment Period) and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company and Holdco, except with the prior written consent of the Company or as otherwise required by law. For the avoidance of doubt, (a) nothing contained in this Agreement or any other agreement containing confidentiality provisions or other restrictive covenants in favor of any of Holdco, the Company or any affiliate of either of them, shall be construed to limit, restrict or in any other way affect the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (b) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided that notwithstanding this immunity from liability, the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.

Exhibit 10.32

9.
Noncompetition; Nonsolicitation.
(a)
Noncompetition. During the Employment Period, and following termination of the Executive’s employment with the Company, Holdco and any of their affiliates, during the “Restriction Period” (as hereinafter defined), the Executive shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity (a “person”) that is, or intends to be, engaged in any business which is in competition with any business of the Company, Holdco or any of their respective subsidiaries or affiliates in any geographic area in which the Company, Holdco or any of their respective subsidiaries or affiliates operate, compete or are engaged in such business or at such time intend so to operate, compete or become engaged in such business, as set forth more fully pursuant to Schedule A (a “Competitor”); provided, however, that the foregoing will not prohibit the Executive from participating in or becoming associated with a person if (i) less than 10% of the consolidated gross revenues of such person, together with its affiliates, derive from activities or businesses that are in competition with any business of the Company or any of its subsidiaries or affiliates (a “Competitive Business”) and (ii) the Executive does not, directly or indirectly, participate in, become associated with, or otherwise have responsibilities that relate to the conduct or operations of, any Competitive Business that is conducted by such person or a division, group, or subsidiary or affiliate of such person. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, or owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market).
(b)
Nonsolicitation. During the Employment Period, and during the Restriction Period following termination of employment, the Executive shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person or firm that during the three-year period preceding such termination of the Executive’s employment with the Company and Holdco (or, if such action occurs during the Employment Period, on the date such action was taken) is or was engaged in a business relationship with the Company or Holdco, any of their respective subsidiaries or affiliates to terminate its relationship with the Company or Holdco or any of their respective subsidiaries or affiliates or, in the case of any such person, to engage in a business relationship with a Competitor.
(c)
No Hire. During the Employment Period, and during the Restriction Period following termination of employment, the Executive will not, except with the prior written

Exhibit 10.32

consent of the Company, directly or indirectly, induce any employee of the Company, Holdco or any of their respective subsidiaries or affiliates to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company, Holdco or any of their respective subsidiaries or affiliates unless such person shall have ceased to be employed by such entity for a period of at least twelve (12) months; provided that the foregoing shall not apply to inducing any employee pursuant to a blanket solicitation not specifically targeted at that employee. For purposes of this Section 9(c), “employment” shall be deemed to include rendering services as an independent contractor and “employees” shall be deemed to include independent contractors.
(d)
Restriction Period. The term “Restriction Period” as used herein, shall mean the twelve (12)-month period (except in the case of a Change in Control Termination (or a deemed Change in Control Termination under Section 5(f)), in which case such period shall be the two-year period) immediately following the Date of Termination (other than a termination at the expiration of the Employment Period).
(e)
Return of Confidential Information. Promptly following the Executive’s termination of employment, including due to expiration of the Employment Period, the Executive shall return to the Company all property of the Company, Holdco and their respective subsidiaries and affiliates, and all copies thereof, in the Executive’s possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.
(f)
Injunctive Relief. The Executive acknowledges and agrees that the Restriction Period and the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company and its subsidiaries and affiliates, and the territories covered thereby, are fair and reasonable and the result of negotiation. The Executive further acknowledges and agrees that the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company, Holdco and their respective subsidiaries and affiliates, and the territories covered thereby, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company, Holdco and their respective subsidiaries and affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company and Holdco shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants

Exhibit 10.32

and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company and Holdco may have at law or in equity. If, at the time of enforcement of Section 8 and/or this Section 9, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, and/or geographical area legally permissible under such circumstances will be substituted for the period, scope and/or area stated herein.
10.
Successors.
(a)
This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs and successors.
(b)
This Agreement shall inure to the benefit of and be binding upon Holdco, the Company and their respective successors and assigns.
11.
Section 280G. In the event that the Company undergoes a change in control at a time when it (or any affiliate of the Company, including Holdco, that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder), if all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an affiliate, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder, together with the other payments or benefits the Executive is so entitled to receive, (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Executive’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 11 will be made at the Company’s expense by the independent public accounting firm most recently

Exhibit 10.32

serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate.
12.
Miscellaneous.
(a)
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective heirs, successors and legal representatives.
(b)
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (with receipt confirmation), addressed as follows:

If to the Executive: Sean Thompson

At his most recent address

shown in the Company’s records

If to the Company: Party City Corporation

c/o PCHI

100 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention: Corporate Secretary

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(b). Notices and communications shall be effective when actually received by the addressee.

(c)
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)
Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes or other amounts that are required to be withheld by applicable laws or regulations or otherwise. In addition, the obligations of the Company under this Agreement shall be

Exhibit 10.32

conditional on compliance with this Section 12(d), and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive.
(e)
Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(f)
The Executive acknowledges that this Agreement, together with the Exhibit hereto and the other agreements referred to herein except as modified herein or therein, supersedes all other agreements and understandings, both written and oral, between the Executive, on one hand, and the Company and Holdco, on the other, with respect to the subject matter hereof, including, without limitation, the Initial Agreement.
(g)
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument. This Agreement shall be executed and returned to all parties using Company’s digital execution platform, DocuSign. By signing electronically, Executive agrees that: (a) the corresponding signature will be deemed to be authentic and have equal status and enforceability as if the document had been physically executed by Executive; and (c) the corresponding fully-executed document is fully enforceable, valid and binding immediately upon counter-signature and delivery by the Company.
(h)
Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 8 and 9 hereof.

[Remainder of Page Intentionally Left Blank]

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 86751515_5

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 86751515_5

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of their respective boards of directors, the Company have each caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

PARTY CITY HOLDINGS INC.

By:

Name: Brad Weston

Title: Chief Executive Officer

PARTY CITY HOLDCO INC.

By:

Name: Brad Weston

Title: Chief Executive Officer

___________________________

Sean Thompson

[Signature Page to Employment Agreement]

Schedule A

Competitors

1.
Unique Industries;
2.
Creative Expressions Group;
3.
Rubies Costume Company;
4.
Five Below Inc.;
5.
Spirit Halloween;
6.
Any business for which Party Goods would constitute more than 10% of revenues;
7.
Any subsidiary or affiliate company of the foregoing.

Exhibit A

FORM OF RELEASE OF CLAIMS

This Release of Claims is provided by me, __________________ (or by my designated beneficiary or estate, in the event of my death during my employment), pursuant to the Employment Agreement between me, Party City Corporation (the “Company”) and Party City Holdco Inc. (“Holdco”) dated as of __________________ (the “Employment Agreement”).

This Release of Claims is given in consideration of the severance benefits to be provided to me (or, in the event of my death during my employment, to my designated beneficiary) in connection with the termination of my employment under Section 5 of the Employment Agreement (the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment, any tort claims, or any agreements, plans or policies.

For purposes of this Release of Claims, the word “Company” always includes the Company, Holdco the subsidiaries and affiliates of the Company or Holdco and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Nothing in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

Nothing in this Release of Claims is intended to or does waive or release any rights I may have with respect to (i) coverage under liability insurance or indemnification rights provided or maintained by the Company during, or applicable to, my employment with the Company, or under any other obligation or policy of insurance maintained by the Company in accordance with their respective terms; (ii) any other defense or indemnity right under applicable law; (iii) the enforcement of the right to any payment or benefits due upon the termination of my employment in accordance with the express terms of the Employment Agreement or (iv) any right or claim that cannot, by law, be waived or released through this Release of Claims.

Also excluded from the scope of this Release of Claims is any right to benefits that were vested or eligible for continuation under the Company’s employee benefit plans on the date on which my employment with the Company terminated, in accordance with the terms of such plans.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 9(e) of the Employment Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Separation Payments and the Accrued Obligations, as defined in the Employment Agreement, no further compensation of any kind shall be due to me by the Company, whether arising under the Employment Agreement or otherwise, in connection with my employment or the termination thereof. I also agree that except for any right I and my eligible dependents may have to continue participation in the Company’s health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the covenants contained in the Employment Agreement.

In signing this Release of Claims, acknowledge that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I further acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary and is being done with a full understanding of its terms. I agree that the consideration given for this wavier and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing as required by the ADEA that:

1. I have the right to and am advised by the Company to consult with an attorney prior to executing this Release of Claims; and I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing;

2. I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or, if the Company so instructs, forty-five (45) days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims;

3. I have seven (7) days following my execution of this Release of Claims to revoke this Release of Claims; and

4. This Release of Claims shall not be effective until the revocation period has expired.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: ________________________________ Date signed: ___________________

Party City Corporation

Name:

Title:

Party City Holdco Inc.

Name:

Title:

-iii-

57890295_4

DOCPROPERTY DOCXDOCID DMS=InterwovenIManage Format=<<NUM>>_<<VER>> PRESERVELOCATION \* MERGEFORMAT 86751515_5